Joint Filer Information

Title of Security:          Common Stock

Issuer & Ticker Symbol:     Amicas, Inc. (f/k/a VitalWorks Inc.)  (AMCS)

Designated Filer:           Corsair Capital Management, L.L.C.

Other Joint Filers:         Jay R. Petschek ("Mr. Petschek") and Steven Major
                            ("Mr. Major")

Addresses:                  The principal business address for each of
                            Mr. Petschek and Mr. Major is 350 Madison Avenue,
                            9th Floor, New York, New York 10017.


Signatures:


Dated:  August 26, 2005


                                 /s/ Jay R. Petschek
                                 -------------------
                                     Jay R. Petschek


                                 /s/ Steven Major
                                 ----------------
                                     Steven Major